SECURITIES AND EXCHANGE COMMISSION

                                Washington, DC 20549

                                      FORM 8-K

                                   CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                        1934

          Date of Report (Date of earliest event reported): August 31, 1995

                                       DynCorp
               (Exact name of registrant as specified in its charter)

                  Delaware                1-3879            36-2408747
               (State or other        Commission File     (IRS Employer
               jurisdiction of            Number)      Identification No.)
               incorporation)

            2000 Edmund Halley Drive, Reston, Virginia       22091-3436
             (Address of principal executive offices)        (Zip Code)

        Registrant's telephone number, including area code:  (703)-264-0330

                                   Not applicable
            (Former name or former address, if changed since last report)

          Item 2.  Disposition of Assets

               On August 31, 1995, the Registrant sold the stock of all its subsidiaries engaged in the business of commercial aviation ground handling services, cargo handling, and refueling to ALPHA US Holdings, Inc., a Delaware corporation which is a wholly owned subsidiary of ALPHA Airports Group Plc, a company organized under the laws of England. Those subsidiaries are DynAv Services, Inc., Air Carrier Services, Inc., DynAir CFE Services, Inc., DynAir Technologies International, Inc., DynAir Services Inc., DynAir Maintenance, Inc., DynCorp/DynAir Corporation, DAPSCO Inc., DynAir Fueling Inc., DynAir Fueling of Nevada Inc., DynAir Euroservices (UK) Ltd., DynAir Euroservices (Italia) S.p.A.., all of which were owned by the Registrant as lower-tier subsidiaries of its wholly owned subsidiary, DynCorp Aviation Services, Inc. ALPHA Airports Group Plc is a publicly owned corporation whose shares are traded on the London Stock Exchange, which has no relationship to the Registrant or any of its affiliates, to any director or officer of the Registrant, or to any associate of any such director or officer. The sale price for the stock of these subsidiaries was $122,000,000 in cash, subject to adjustment for final financial conditions as of closing date balance sheets.

                The  activities of these subsidiaries and the remainder  of the commercial aviation business have been reported as discontinued operations by the Registrant. See Current Report, Form 8-K, dated July 13, 1995, and Second Quarter Form 10-Q, dated August 14, 1995. The proceeds received will be used primarily to retire debt and satisfy equipment funding obligations, which were consistent with the assumptions made thereon, when the business was reclassified as a discontinued operation. Accordingly, the effect of this transaction is to increase cash with a corresponding reduction in net assets of discontinued operations.


          Item 7.  Financial Statements and Exhibits

               (c)  Exhibits

                    (2) Purchase and Sale Agreement between ALPHA Airports Group Plc, ALPHA US Holdings, Inc., DynCorp Aviation Services, Inc. and DynCorp, dated August 8, 1995


                                     SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized;

                                          DynCorp
          Date:September 11,1995          H. Montgomery Hougen
                                          H. Montgomery Hougen
                                          Vice President and Secretary